Exhibit 99.1

FINANCIAL STATEMENTS

TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	May 31,
In thousands	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$251,600	$133,053
Accounts receivable – net	117,363	108,364
Inventories	83,291	89,373
Deferred income taxes and prepaid expenses	28,754	31,553

TOTAL CURRENT ASSETS	481,008	362,343
OTHER ASSETS
Goodwill	61,307	61,307
Real estate and investments	100,200	42,430
Deferred income taxes, intangibles and other charges	27,571	39,259
Net assets of discontinued operations	836,100	798,353

	1,025,178	941,349
PROPERTY, PLANT AND EQUIPMENT
Land and land improvements	131,911	127,530
Buildings	45,847	45,938
Machinery and equipment	682,962	684,762
Construction in progress	22,096	6,903

	882,816	865,133
Less depreciation and depletion	470,163	452,324

	412,653	412,809

	$1,918,839	$1,716,501

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$58,022	$53,497
Accrued interest, wages and other items	49,449	38,833
Current portion of long-term debt	688	699

TOTAL CURRENT LIABILITIES	108,159	93,029
LONG-TERM DEBT	603,126	598,412
CONVERTIBLE SUBORDINATED DEBENTURES	199,937	199,937
DEFERRED INCOME TAXES AND OTHER CREDITS	80,050	63,139
SHAREHOLDERS’ EQUITY
Common stock, $1 par value	25,067	25,067
Additional paid-in capital	285,313	261,455
Retained earnings	686,476	568,596
Cost of common stock in treasury	(61,566)	(88,652)
Pension liability adjustment	(7,723)	(4,482)

	927,567	761,984

	$1,918,839	$1,716,501

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended May 31,
In thousands except per share	2005	2004	2003
NET SALES	$834,803	$767,179	$718,118
COSTS AND EXPENSES (INCOME)
Cost of products sold	692,414	637,347	596,737
Selling, general and administrative	78,434	74,814	70,666
Interest	23,533	24,102	14,827
Loss on debt retirements and spin-off charges	894	12,302	—
Other income	(22,727)	(40,482)	(4,762)

	772,548	708,083	677,468

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	62,255	59,096	40,650
Income taxes	16,811	16,819	13,485

INCOME FROM CONTINUING OPERATIONS	45,444	42,277	27,165
Income (loss) from discontinued operations—net of income taxes	79,079	(4,378)	(51,362)

INCOME (LOSS) BEFORE ACCOUNTING CHANGE	124,523	37,899	(24,197)
Cumulative effect of accounting change—net of income taxes	—	(1,551)	—

NET INCOME (LOSS)	$124,523	$36,348	$(24,197)

Basic earnings (loss) per share
Income from continuing operations	$2.06	$2.00	$1.28
Income (loss) from discontinued operations	3.58	(.21)	(2.43)
Cumulative effect of accounting change	—	(.07)	—

Net income (loss)	$5.64	$1.72	$(1.15)

Diluted earnings (loss) per share
Income from continuing operations	$1.99	$1.96	$1.28
Income (loss) from discontinued operations	3.46	(.20)	(2.42)
Cumulative effect of accounting change	—	(.07)	—

Net income (loss)	$5.45	$1.69	$(1.14)

Average shares outstanding
Basic	22,076	21,183	21,123
Diluted	22,835	21,572	21,236

Cash dividends per share	$.30	$.30	$.30

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended May 31,
In thousands	2005	2004	2003
CONTINUING OPERATIONS
Operating Activities
Income from continuing operations	$45,444	$42,277	$27,165
Adjustments to reconcile income from continuing operations to cash provided (used) by continuing operating activities
Loss on debt retirements	—	12,302	—
Loss (gain) on asset disposals	(6,582)	(37,997)	687
Depreciation, depletion and amortization	46,474	47,409	49,196
Deferred income taxes (benefit)	33,811	319	(27,726)
Income tax benefit from stock option exercises	8,000	—	—
Other - net	889	5,391	6,000
Changes in operating assets and liabilities
Receivables repurchased	—	(72,032)	(7,321)
Accounts receivable - net	(8,873)	1,052	(1,258)
Inventories	6,082	1,664	(1,635)
Prepaid expenses	(1,680)	(5,744)	2,099
Accounts payable and accrued liabilities	17,017	(3,011)	3,889
Other credits	3,838	7,375	2,819

Cash provided (used) by continuing operating activities	144,420	(995)	53,915
Investing Activities
Capital expenditures	(46,178)	(15,887)	(32,327)
Proceeds from asset disposals	7,136	47,243	11,258
Investments in life insurance contracts	(58,798)	(1,162)	(713)
Other - net	(677)	(2,875)	2,961

Cash provided (used) by continuing investing activities	(98,517)	27,319	(18,821)
Financing Activities
Long-term borrowings	—	718,097	366,640
Debt retirements	(699)	(592,398)	(371,344)
Debt issuance costs	(39)	(16,378)	(1,458)
Debt retirement costs	—	(8,605)	—
Interest rate swap terminations	(6,315)	8,358	—
Stock option exercises	41,399	2,541	512
Common dividends paid	(6,643)	(6,336)	(6,315)
Other - net	—	(26)	(1,961)

Cash provided (used) by continuing financing activities	27,703	105,253	(13,926)

Net Cash Provided by Continuing Operations	73,606	131,577	21,168
DISCONTINUED OPERATIONS
Cash provided (used) by discontinued operating activities	73,104	12,668	(5,797)
Cash used by discontinued investing activities	(28,163)	(14,068)	(23,265)
Cash used by discontinued financing activities	—	—	(2,117)

Net Cash Provided (Used) by Discontinued Operations	44,941	(1,400)	(31,179)

Increase (Decrease) in Cash and Cash Equivalents	118,547	130,177	(10,011)
Cash and Cash Equivalents at Beginning of Year	133,053	2,876	12,887

Cash and Cash Equivalents at End of Year	$251,600	$133,053	$2,876

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

$ In thousands except per share	Common Stock $1 Par Value	Additional Paid-in Capital	Retained Earnings	Treasury Common Stock	Pension Liability Adjustment	Total Shareholders’ Equity
May 31, 2002	$25,067	$260,091	$569,096	$(91,844)	$—	$762,410
Net loss	—	—	(24,197)	—	—	(24,197)
Pension liability adjustment - net of tax	—	—	—	—	(5,892)	(5,892)
Common dividends paid - $.30 per share	—	—	(6,315)	—	—	(6,315)
Treasury shares issued for bonuses and options and conversion of subordinated debentures - 35,220 shares	—	845	—	660	—	1,505
Treasury shares purchased - 72 shares	—	—	—	(2)	—	(2)

May 31, 2003	25,067	260,936	538,584	(91,186)	(5,892)	727,509
Net income	—	—	36,348	—	—	36,348
Pension liability adjustment - net of tax	—	—	—	—	1,410	1,410
Common dividends paid - $.30 per share	—	—	(6,336)	—	—	(6,336)
Treasury shares issued for bonuses and options - 139,957 net shares	—	519	—	2,534	—	3,053

May 31, 2004	25,067	261,455	568,596	(88,652)	(4,482)	761,984
Net income	—	—	124,523	—	—	124,523
Pension liability adjustment - net of tax	—	—	—	—	(3,241)	(3,241)
Common dividends paid - $.30 per share	—	—	(6,643)	—	—	(6,643)
Treasury shares issued for bonuses and options and settlement of deferred compensation agreements - 1,526,995 net shares	—	23,858	—	27,086	—	50,944

May 31, 2005	$25,067	$285,313	$686,476	$(61,566)	$(7,723)	$927,567

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Texas Industries, Inc. and subsidiaries (unless the context indicates otherwise, collectively, the “Company” or “TXI”) is a leading supplier of construction materials. On July 29, 2005, the Company completed the spin-off of its steel segment in the form of a pro-rata, tax-free dividend to the Company’s shareholders of one share of Chaparral Steel Company (“Chaparral”) common stock for each share of the Company’s stock that was owned on July 20, 2005. The Company’s continuing operations constitute a single business segment which produces and sells cement, stone, sand and gravel, ready-mix concrete, expanded shale and clay aggregate, and other products from facilities concentrated in Texas, Louisiana and California.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The consolidated financial statements include the accounts of Texas Industries, Inc. and all subsidiaries except a subsidiary trust in which the Company has a variable interest but is not the primary beneficiary. As a result of the spin-off of the steel segment the financial statements have been reclassified to present the steel segment as discontinued operations. See “Discontinued Operations” footnote on pages 20 and 21. Unless otherwise indicated, all amounts in the accompanying footnotes relate to continuing operations.

Estimates. The preparation of financial statements and accompanying notes in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

Fair Value of Financial Instruments. The estimated fair value of each class of financial instrument as of May 31, 2005 approximates its carrying value except for long-term debt having fixed interest rates and convertible subordinated debentures. The fair value of long-term debt at May 31, 2005, estimated based on broker/dealer quoted market prices, is approximately $692.9 million compared to the carrying amount of $603.8 million. The fair value of convertible subordinated debentures at May 31, 2005, estimated based on NYSE quoted market prices, is approximately $176.9 million compared to the carrying amount of $199.9 million.

Cash and Cash Equivalents. Investments with maturities of less than 90 days when purchased are classified as cash equivalents and consist primarily of money market funds and investment grade commercial paper issued by major corporations and financial institutions. Cash and cash equivalents include $27.2 million used to support letters of credit.

Receivables. Management evaluates the ability to collect accounts receivable based on a combination of factors. A reserve for doubtful accounts is maintained based on the length of time receivables are past due or the status of a customer’s financial condition. If the Company is aware of a specific customer’s inability to make required payments, specific amounts are added to the reserve.

Environmental Liabilities. The Company is subject to environmental laws and regulations established by federal, state and local authorities, and makes provision for the estimated costs related to compliance when it is probable that a reasonably estimable liability has been incurred.

Legal Contingencies. The Company and its subsidiaries are defendants in lawsuits which arose in the normal course of business, and make provision for the estimated loss from any claim or legal proceeding when it is probable that a reasonably estimable liability has been incurred.

Long-lived Assets. Management reviews long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable and would record an impairment charge if necessary. Such evaluations compare the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset and are significantly impacted by estimates of future prices for the Company’s products, capital needs, economic trends and other factors.

Property, plant and equipment is recorded at cost. Provisions for depreciation are computed generally using the straight-line method. Provisions for depletion of mineral deposits are computed on the basis of the estimated quantity of recoverable raw materials. Useful lives for the Company’s primary operating facilities range from 10 to 25 years. Maintenance and repairs are charged to expense as incurred.

Goodwill. Management tests goodwill for impairment at least annually by reporting unit. If the carrying amount of the goodwill exceeds its fair value an impairment loss is recognized. In applying a fair-value-based test, estimates are made of the expected future cash flows to be derived from the reporting unit. Similar to the review for impairment of other long-lived assets, the resulting fair value determination is significantly impacted by estimates of future prices for the Company’s products, capital needs, economic trends and other factors. Goodwill having a carrying value of $61.3 million at both May 31, 2005 and 2004 resulted from the acquisition of Riverside Cement Company and is identified with the Company’s California cement operations. The fair value of the reporting unit exceeds its carrying value.

Real Estate and Investments. Surplus real estate and real estate acquired for development of high quality industrial, office or multi-use parks totaled $9.2 million and $11.2 million at May 31, 2005 and 2004, respectively.

Investments are composed primarily of life insurance contracts purchased in connection with certain Company benefit plans. The contracts, recorded at their net cash surrender value, totaled $89.4 million (net of distributions of $1.3 million) at May 31, 2005 and $29.6 million (net of distributions of $52.5 million) at May 31, 2004. Distributed amounts totaling $51.2 million were repaid in 2005. Charges incurred on the distributions of $100,000 in 2005, $3.3 million in 2004 and $3.6 million in 2003 were included in interest expense.

Deferred Charges and Intangibles. Deferred charges are composed primarily of debt issuance costs that totaled $17.3 million and $19.7 million at May 31, 2005 and 2004, respectively. The costs are associated with various debt issues and amortized over the term of the related debt.

Intangibles are composed of non-compete agreements and other intangibles with finite lives being amortized on a straight-line basis over periods of 7 to 15 years. Their carrying value, adjusted for write-offs, totaled $1.8 million (net of accumulated amortization of $2.6 million) at May 31, 2005 and $2.1 million (net of accumulated amortization of $3.8 million) at May 31, 2004. Amortization expense incurred was $400,000 in 2005, $400,000 in 2004 and $900,000 in 2003. Estimated amortization expense for each of the five succeeding years is $300,000 per year.

Other Credits. Other credits of $57.8 million at May 31, 2005 and $61.1 million at May 31, 2004 are composed primarily of liabilities related to the Company’s retirement plans, deferred compensation agreements and asset retirement obligations.

Asset Retirement Obligations. Effective June 1, 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” which applies to legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through a charge to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.

The Company incurs legal obligations for asset retirement as part of its normal operations related to land reclamation, plant removal and Resource Conservation and Recovery Act closures. Prior to the adoption of SFAS No. 143, the Company generally accrued for land reclamation obligations related to its aggregate mining process on the unit of production basis and for its other obligations as incurred. Determining the amount of an asset retirement liability requires estimating the future cost of contracting with third parties to perform the obligation. The estimate is significantly impacted by, among other considerations, management’s assumptions regarding the scope of the work required, labor costs, inflation rates, market-risk premiums and closure dates. The initial application of the new rules at June 1, 2003, resulted in an increase in net property, plant and equipment of $500,000, a net increase in asset retirement obligation liabilities of $2.9 million and a pretax cumulative charge of $2.4 million. The pro forma effect of assuming that the adoption of SFAS No. 143 was applied retroactively was not material to net income (loss) or the related per-share amounts for 2003.

Changes in asset retirement obligations are as follows:

In thousands	2005	2004
Balance at beginning of year	$4,455	$—
Initial obligation	—	3,607
Revisions	—	502
Additions	190	185
Accretion expense	314	303
Settlements	(304)	(142)

Balance at end of year	$4,655	$4,455

Pension Liability Adjustment. The pension liability adjustment to shareholders’ equity totaled $7.7 million (net of tax of $4.2 million) at May 31, 2005 and $4.5 million (net of tax of $2.4 million) at May 31, 2004. The adjustment relates to a defined benefit retirement plan covering approximately 600 employees and retirees of the Company’s California cement subsidiary. Comprehensive income or loss consists of net income or loss and the pension liability adjustment to shareholders’ equity. In 2005 and 2004, comprehensive income was $121.3 million and $37.8 million, respectively. In 2003, comprehensive loss was $30.1 million.

Net Sales. Sales are recognized when title has transferred and products are delivered. All of the Company’s sales were made in the United States during the periods presented. The Company includes delivery fees in the amount it bills customers to the extent needed to recover the Company’s cost of freight and delivery. Net sales are presented as revenues including these delivery fees. The following is a summary of net sales by product.

In thousands except per share	2005	2004	2003
Cement	$341,252	$305,580	$278,116
Stone, sand and gravel	99,622	89,956	74,084
Ready-mix	222,420	206,126	203,013
Other products	97,700	106,308	108,613
Delivery fees	73,809	59,209	54,292

	$834,803	$767,179	$718,118

Other Income. Other income in 2005 includes a gain of $6.2 million from the sale of emissions credits associated with the Company’s expanded shale and clay aggregate operations in south Texas. Other income in 2004 includes a gain of $34.7 million resulting from the sale of the Company’s Texas and Louisiana brick production facilities. Additional routine sales of surplus operating assets and real estate resulted in gains of $9.0 million in 2005, $4.2 million in 2004 and $1.9 million in 2003.

Income Taxes. Accounting for income taxes uses the liability method of recognizing and classifying deferred income taxes. The Company joins in filing a consolidated return with its subsidiaries. Current and deferred tax expense is allocated among the members of the group based on a stand-alone calculation of the tax of the individual member.

Earnings Per Share (“EPS”). Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding during the period including certain contingently issuable shares.

Contingently issuable shares relate to deferred compensation agreements in which directors elected to defer annual and meeting fees or executives elected to defer incentive compensation and vested shares under the Company’s former stock awards program. The deferred compensation is denominated in shares of the Company’s common stock and issued in accordance with the terms of the agreement subsequent to retirement or separation from the Company. The shares are considered contingently issuable because the director or executive has an unconditional right to the shares to be issued. Vested stock award shares are issued in the year in which the employee reaches age 60.

Diluted EPS adjusts net income and the outstanding shares for the dilutive effect of convertible subordinated debentures, stock options and awards.

Basic and Diluted EPS are calculated as follows:

In thousands except per share	2005	2004	2003
Basic earnings (loss)
Income for continuing operations	$45,444	$42,277	$27,165
Income (loss) from discontinued operations	79,079	(4,378)	(51,362)
Cumulative effect of accounting change	—	(1,551)	—

Basic income (loss)	$124,523	$36,348	$(24,197)

Diluted earnings (loss)
Income from continuing operations	$45,444	$42,277	$27,165
Interest on convertible subordinated debentures - net of tax	—	—	—

Diluted income from continuing operations	45,444	42,277	27,165
Income (loss) from discontinued operations	79,079	(4,378)	(51,362)
Cumulative effect of accounting change	—	(1,551)	—

Diluted income (loss)	$124,523	$36,348	$(24,197)

Shares
Weighted-average shares outstanding	22,029	21,113	21,049
Contingently issuable shares	47	70	74

Basic weighted-average shares	22,076	21,183	21,123
Convertible subordinated debentures	—	—	—
Stock option and award dilution	759	389	113

Diluted weighted-average shares*	22,835	21,572	21,236

Basic earnings (loss) per share
Income from continuing operations	$2.06	$2.00	$1.28
Income (loss) from discontinued operations	3.58	(.21)	(2.43)
Cumulative effect of accounting change	—	(.07)	—

Net income (loss)	$5.64	$1.72	$(1.15)

Diluted earnings (loss) per share
Income from continuing operations	$1.99	$1.96	$1.28
Income (loss) from discontinued operations	3.46	(.20)	(2.42)
Cumulative effect of accounting change	—	(.07)	—

Net income (loss)	$5.45	$1.69	$(1.14)

* Shares excluded due to antidilutive effect
Convertible subordinated debentures	2,888	2,888	2,888
Stock options and awards	184	1,305	1,941

Stock-based Compensation. The Company accounts for employee stock options using the intrinsic value method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees” as allowed by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Generally, no expense is recognized related to the Company’s stock options because each option’s exercise price is set at the stock’s fair market value on the date the option is granted.

In accordance with SFAS No. 123, the Company discloses the compensation cost based on the estimated fair value at the date of grant recognizing compensation expense ratably over the vesting period. The fair value of each option grant was estimated on the date of grant for purposes of the pro forma disclosures using the Black-Scholes option-pricing model. In 2005, the weighted-average fair value of options granted was $23.83 based on weighted average assumptions for dividend yield of .50%, volatility factor of .345, risk-free interest rate of 3.89% and expected life in years of 6.4. No options were granted in 2004. In 2003, the weighted-average fair value of options granted was $8.20 based on weighted average assumptions for dividend yield of 1.33%, volatility factor of ..361, risk-free interest rate of 3.38% and expected life in years of 6.4.

In addition to grants under its stock option plans, the Company has provided stock-based compensation to employees and directors under stock appreciation rights contracts, deferred compensation agreements, restricted stock payments and a former stock awards program. Stock compensation expense related to these grants is included in the determination of net income as reported in the financial statements over the vesting periods of the related grants.

If the Company had applied the fair value recognition provision of SFAS No. 123, the Company’s net income (loss) and earnings (loss) per share would have been adjusted to the following pro forma amounts:

In thousands except per share	2005	2004	2003
Net income (loss)
As reported	$124,523	$36,348	$(24,197)
Plus: stock-based compensation included in the determination of net income (loss) as reported, net of tax	1,180	1,386	270
Less: fair value of stock-based compensation, net of tax	(1,420)	(4,866)	(3,964)

Pro forma	$124,283	$32,868	$(27,891)

Basic earnings (loss) per share
As reported	$5.64	$1.72	$(1.15)
Pro forma	5.63	1.55	(1.32)
Diluted earnings (loss) per share
As reported	5.45	1.69	(1.14)
Pro forma	5.44	1.52	(1.31)

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB Opinion No. 25. Among other items, SFAS No. 123R eliminates the use of APB Opinion No. 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The current effective date of SFAS No. 123R is the first fiscal year beginning after June 15, 2005, which will be the first quarter of the Company’s fiscal year ending May 31, 2007. We currently expect to adopt SFAS No. 123R effective June 1, 2006 using the “modified prospective” method. Under the modified prospective method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date, and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. Financial information for periods prior to the date of adoption of SFAS No. 123R would not be restated. The Company currently utilizes a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. While SFAS No. 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. The Company has not yet determined which model it will use to measure the fair value of awards of equity instruments to employees upon the adoption of SFAS No. 123R.

The adoption of SFAS No. 123R will have a significant effect on the Company’s future results of operations. However, it will not have an impact on the Company’s consolidated financial position. The impact of SFAS No. 123R on the Company’s results of operations can not be predicted at this time, because it will depend on the number of equity awards granted in the future, as well as the model used to value the awards. However, had the Company adopted the requirements of SFAS No. 123R in prior periods, the impact would have approximated the amounts disclosed in the table above.

SFAS No. 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. These future amounts cannot be estimated because they depend on, among other things, when employees exercise stock options.

Accounting for Changes in Accounting Principles. In May 2005, the Financial Accounting Standards Board issued SFAS No. 154, “Accounting Changes and Error Corrections,” which is effective for the Company for reporting changes in accounting principles beginning June 1, 2006. SFAS No. 154 changes the reporting of a change in accounting principle to require retrospective application to prior periods’ financial statements, unless explicit transition provisions are provided for in new accounting pronouncements or existing pronouncements that are in the transition phase when SFAS No. 154 becomes effective.

WORKING CAPITAL

Working capital totaled $372.8 million at May 31, 2005, compared to $269.3 million at May 31, 2004.

Accounts receivable are presented net of allowances for doubtful receivables of $2.2 million at May 31, 2005 and $3.8 million at May 31, 2004. Provisions for bad debts charged to expense were $1.1 million in 2005, $2.1 million in 2004 and $2.3 million in 2003. Uncollectible accounts written off amounted to $2.7 million in 2005, $2.0 million in 2004 and $2.7 million in 2003.

Inventories consist of:

In thousands	2005	2004
Finished products	$6,353	$10,542
Work in process	34,273	40,899
Raw materials and supplies	42,665	37,932

	$83,291	$89,373

Inventories are stated at cost (not in excess of market) with approximately 62% of inventories using the last-in, first-out (“LIFO”) method. If the average cost method (which approximates current replacement cost) had been used, inventory values would have been higher by $16.8 million in 2005 and $12.1 million in 2004. In 2005 certain inventory quantities were reduced, which resulted in a liquidation of LIFO inventory layers carried at lower costs prevailing in prior years. The effect of the liquidation was to decrease cost of products sold by approximately $900,000.

In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which will become effective for the Company beginning June 1, 2006. This standard clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be expensed as incurred and not included in overhead. In addition, this standard requires that the allocation of fixed production overhead costs to inventory be based on the normal capacity of the production facilities. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations.

Accrued interest, wages and other items consist of:

In thousands	2005	2004
Interest	$8,908	$5,347
Employee compensation	27,919	22,149
Income taxes	2,036	286
Property taxes and other	10,586	11,051

	$49,449	$38,833

LONG-TERM DEBT

Long-term debt at May 31, 2005 is composed of the following:

In thousands	2005	2004
Senior secured credit facility expiring in 2007	$—	$—
Senior notes due in 2011, interest rate 10.25%	600,000	600,000
Interest rate swaps
Fair value adjustment	—	(12,570)
Unamortized gains on termination	6,951	8,102
Unamortized losses on termination	(6,019)	—
Pollution control bonds due through 2007, interest rate 4.5% (75% of prime)	2,495	3,175
Other	387	404

	603,814	599,111
Less current maturities	688	699

	$603,126	$598,412

Debt Outstanding at May 31, 2005. On June 6, 2003, the Company issued $600 million of 10.25% senior notes due June 15, 2011 (“10.25% Senior Notes”). A portion of the net proceeds was used to repay $473.5 million of the outstanding debt at May 31, 2003. The remaining proceeds were used to repurchase the entire outstanding interest in the defined pool of trade receivables previously sold totaling $115.5 million, of which $72.0 million related to continuing operations. The Company recognized a loss on early retirement of debt of $11.2 million, representing $8.5 million in premium or consent payments to holders of the existing senior notes and a write-off of $2.7 million of debt issuance costs associated with the debt repaid. To replace the terminated revolving credit facility and agreement to sell receivables, the Company also entered into a senior secured credit facility expiring June 6, 2007. Available borrowings under the senior secured credit facility were lowered from $200 million to $100 million effective May 27, 2004. As a result, the Company recognized a loss on early retirement of debt of $1.1 million, representing a termination fee of $100,000 and a write-off of $1.0 million of debt issuance costs related to the portion of the facility that was terminated. No borrowings were outstanding under this senior secured credit facility at May 31, 2005; however, $27.1 million of the facility was utilized to support letters of credit. Commitment fees at an annual rate of .375% were paid on the unused portion of the facility.

On February 14, 2005, the Company terminated its outstanding interest rate swap agreements associated with $300 million of the 10.25% Senior Notes resulting in a loss of $6.3 million. On March 11, 2004, the Company terminated its August 5, 2003 interest rate swap agreements associated with $200 million of the 10.25% Senior Notes resulting in a gain of $8.4 million. Gains and losses from interest rate swap terminations have been recorded as increases or decreases in the carrying value of the Company’s long-term debt and amortized as adjustments to interest expense over the remaining term of the 10.25% Senior Notes.

Refinancing in Connection with the Spin-off of Chaparral. In connection with the spin-off of Chaparral in July 2005 (see “Discontinued Operations” footnote on pages 20 and 21), the Company entered into new financing agreements and purchased the outstanding 10.25% Senior Notes. On July 6, 2005, the Company issued $250 million aggregate principal amount of its new 7.25% senior notes due July 15, 2013 (“7.25% Senior Notes”) and entered into a new senior secured credit facility. In addition, Chaparral issued $300 million aggregate principal amount of its new 10% senior notes due July 15, 2013 (“Chaparral Senior Notes”) and entered into a separate new senior secured revolving credit facility. Chaparral used the net proceeds from its note offering and borrowings under its credit facility to pay the Company a dividend of $341.1 million. The Company used the net proceeds from its offering of notes, the dividend paid by Chaparral and existing cash to purchase for cash all of its outstanding $600 million principal amount of 10.25% Senior Notes. The Company paid a total of $699.5 million to the holders of the old notes, which was comprised of $600 million of principal, $3.6 million of accrued interest and $95.9 million of make-whole premiums and consent fees. In the first quarter of fiscal year 2006, the Company will record a charge of approximately $107.0 million related to the early retirement of the 10.25% Senior Notes and old credit facility, consisting of $95.9 million in premiums or consent payments and a write-off of $11.1 million of debt issuance costs and interest rate swap gains and losses associated with the debt repaid. On July 29, 2005, Chaparral became an independent, public company and the Company no longer has any obligations with respect to Chaparral’s long-term debt. Chaparral is not a guarantor of any of the Company’s indebtedness nor is the Company a guarantor of any Chaparral indebtedness.

7.25% Senior Notes. At any time on or prior to July 15, 2009, the Company may redeem the notes at a redemption price equal to the sum of the principal amount thereof, plus accrued interest and a make-whole premium. On and after July 15, 2009, the Company may redeem the notes at a premium of 103.625% in 2009, 101.813% in 2010 and 100% in 2011 and thereafter. In addition, prior to July 15, 2008, the Company may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 107.25% of the principal amount thereof, plus accrued interest and liquidated damages, if any, with the net cash proceeds from certain equity offerings.

If the Company experiences a change of control, it may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued interest.

All of the Company’s consolidated subsidiaries, following the spin-off of Chaparral, have unconditionally guaranteed the 7.25% Senior Notes. The indenture governing the notes contain covenants that will limit the Company’s ability and the ability of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem its stock, make investments, sell assets, incur liens, enter into agreements restricting its subsidiaries’ ability to pay dividends, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of its assets.

New Senior Secured Revolving Credit Facility. The senior secured revolving credit facility matures in July 2010 and provides up to $200 million of available borrowings. It includes a $50 million sub-limit for letters of credit. Any outstanding letters of credit will be deducted from the borrowing availability under the facility. Amounts drawn under the facility will bear interest either at the LIBOR rate plus a margin of 1% to 2%, or at a base rate (which will be the higher of the federal funds rate plus .5% and the prime rate) plus a margin of up to 1%. The interest rate margins are subject to adjustments based on the Company’s leverage ratio. The commitment fee calculated on the unused portion of the facility will range from .25% to .5% per year based on the leverage ratio. The Company may terminate the facility at any time.

All of the Company’s consolidated subsidiaries, following the spin-off of Chaparral, have guaranteed the Company’s obligations under the credit facility. The credit facility is secured by first priority security interests in all or most of the Company’s existing and future accounts, inventory, equipment, intellectual property and other personal property, and in all of the Company’s equity interest in present and future domestic subsidiaries and 66% of the equity interest in present and future foreign subsidiaries, if any.

The credit facility contains covenants restricting, among other things, prepayment or redemption of the Company’s new senior notes, distributions, dividends and repurchases of capital stock and other equity interests, acquisitions and investments, indebtedness, liens and affiliate transactions. The Company is required to comply with certain financial tests and to maintain certain financial ratios, such as leverage and interest coverage ratios.

Other. Following the refinancing transactions and the spin-off of Chaparral, the maturities of the Company’s long-term debt for each of the five succeeding years are approximately $700,000 per year through 2007, $1.1 million for 2008 and none for 2009 and 2010. The total amount of interest paid was $69.5 million in 2005, $47.8 million in 2004 and $33.7 million in 2003. No interest was capitalized in the three-year period ended May 31, 2005.

CONVERTIBLE SUBORDINATED DEBENTURES

On June 5, 1998, the Company issued $206.2 million aggregate principal amount of 5.5% convertible subordinated debentures due June 30, 2028 (the “Debentures”). TXI Capital Trust I (the “Trust”), a Delaware business trust 100% owned by the Company, issued 4,000,000 of its 5.5% Shared Preference Redeemable Securities (“Preferred Securities”) to the public for gross proceeds of $200 million. The combined proceeds from the issuance of the Preferred Securities and the issuance to the Company of the common securities of the Trust were invested by the Trust in the Debentures. At May 31, 2005, 3,998,744 Preferred Securities representing an undivided beneficial interest in $199.9 million of the $206.1 million aggregate principal amount of Debentures issued were outstanding.

The Debentures are redeemable for cash, at par, plus accrued and unpaid interest, under certain circumstances relating to federal income tax matters or in whole or in part at the option of the Company. Upon any redemption of the Debentures, a like aggregate liquidation amount of Preferred Securities will be redeemed. Debentures are convertible at any time prior to the close of business on June 30, 2028, at the option of the holder of the Preferred Securities into shares of the Company’s common stock. On July 29, 2005, due to the spin-off of Chaparral the conversion rate was adjusted from .72218 shares to .97468 shares of the Company’s common stock for each Preferred Security.

Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of $2.75 per Preferred Security (equivalent to a rate of 5.5% per annum of the stated liquidation amount of $50 per Preferred Security). The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Preferred Securities, to the extent the Trust has funds available therefor and subject to certain other limitations (the “Guarantee”). The Guarantee, when taken together with the obligations of the Company under the Debentures, the Indenture pursuant to which the Debentures were issued, and the Amended and Restated Trust Agreement of the Trust (including its obligations to pay costs, fees, expenses, debts and other obligations of the Trust [other than with respect to the Preferred Securities and the common securities of the Trust]), provide a full and unconditional guarantee of amounts due on the Preferred Securities. The Preferred Securities do not have a stated maturity date, although they are subject to mandatory redemption upon maturity of the Debentures on June 30, 2028, or upon earlier redemption.

OPERATING LEASES

The Company leases certain mobile and other equipment, office space and other items which in the normal course of business are renewed or replaced by subsequent leases. Total expense for such operating leases (other than for mineral rights) amounted to $21.7 million in 2005, $23.8 million in 2004 and $20.8 million in 2003. Non-cancelable operating leases with an initial or remaining term of more than one year totaled $51.2 million at May 31, 2005. Estimated lease payments for each of the five succeeding years are $14.3 million, $7.0 million, $6.5 million, $6.0 million and $4.9 million.

SHAREHOLDERS’ EQUITY

Common stock at May 31 consists of:

In thousands	2005	2004
Shares authorized	40,000	40,000
Shares outstanding	22,728	21,201
Shares held in treasury	2,339	3,866
Shares reserved for stock options and other	4,036	3,182

There are authorized 100,000 shares of Cumulative Preferred Stock, no par value, of which 20,000 shares are designated $5 Cumulative Preferred Stock (Voting), redeemable at $105 per share and entitled to $100 per share upon dissolution. An additional 25,000 shares are designated Series B Junior Participating Preferred Stock. The Series B Preferred Stock is not redeemable and ranks, with respect to the payment of dividends and the distribution of assets, junior to (i) all other series of the Preferred Stock unless the terms of any other series shall provide otherwise and (ii) the $5 Cumulative Preferred Stock. Pursuant to a Rights Agreement, in November 1996, the Company distributed a dividend of one preferred share purchase right for each outstanding share of the Company’s Common Stock. Each right entitles the holder to purchase from the Company one two-thousandth of a share of the Series B Junior Participating Preferred Stock at a price of $122.50, subject to adjustment. The rights will expire on November 1, 2006 unless the date is extended or the rights are earlier redeemed or exchanged by the Company pursuant to the Rights Agreement.

STOCK-BASED COMPENSATION

Stock Option Plans. The Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan (the “2004 Plan”) provides that, in addition to other types of awards, non-qualified and incentive stock options to purchase Common Stock may be granted to directors, officers and key employees at market prices at date of grant. Options become exercisable in installments beginning one year after date of grant and expire ten years later. In addition, non-qualified and incentive stock options remain outstanding under the Company’s 1993 Stock Option Plan.

A summary of option transactions for the three years ended May 31, 2005, follows:

	Shares Under Option	Weighted-Average Option Price
Outstanding at May 31, 2002	2,399,153	$31.02
Granted	952,600	22.65
Exercised	(21,880)	23.40
Canceled	(24,450)	40.88

Outstanding at May 31, 2003	3,305,423	28.59
Exercised	(147,735)	20.32
Canceled	(55,420)	33.67

Outstanding at May 31, 2004	3,102,268	28.89
Granted	235,650	60.18
Exercised	(1,547,048)	28.56
Canceled	(54,820)	27.33

Outstanding at May 31, 2005	1,736,050	$33.48

Options exercisable as of May 31 were 818,710 shares in 2005, 2,025,428 shares in 2004 and 1,803,933 shares in 2003 at a weighted-average option price of $32.96, $30.42 and $30.12, respectively. The following table summarizes information about stock options outstanding as of May 31, 2005.

	Range of Exercise Prices
	$21.39 - $26.38	$27.93 - $37.13	$41.53 - $61.15
Options outstanding
Shares outstanding	801,543	464,007	470,500
Weighted-average remaining life in years	7.19	4.41	6.49
Weighted-average exercise price	$22.91	$32.40	$52.53
Options exercisable
Shares exercisable	264,513	318,347	235,850
Weighted-average exercise price	$23.44	$32.01	$44.92

Outstanding options expire on various dates to January 11, 2015. The Company has reserved 2,254,850 shares for future awards under the 2004 Plan.

Non-vested options held by Chaparral’s employees and new directors totaling 295,220 shares were canceled on July 29, 2005 in connection with the spin-off of Chaparral. Options held by the Company’s continuing employees and directors and vested options held by Chaparral’s employees and new directors were adjusted based on the closing share prices of the Company and Chaparral on July 29, 2005. Following the adjustment, there were 1,774,983 option shares outstanding at a weighted average exercise price of $25.45, of which 991,890 shares were exercisable at a weighted average exercise price of $25.08.

Other Stock-based Compensation. The Company has provided stock-based compensation to employees and directors under stock appreciation rights contracts, deferred compensation agreements, restricted stock payments and a former stock awards program. At May 31, 2005, outstanding Stock Appreciation Rights totaled 128,000 shares, deferred compensation agreements payable in cash totaled 73,073 shares, deferred compensation agreements payable in common stock totaled 34,756 shares and stock awards totaled 10,487 shares. Total charges under these grants and restricted stock payments included in selling, general and administrative expense were $1.8 million in 2005, $2.1 million in 2004 and $400,000 in 2003.

INCOME TAXES

The provisions (benefit) for income taxes are composed of:

In thousands	2005	2004	2003
Current	$(17,000)	$16,500	$41,211
Deferred	33,811	319	(27,726)

	$16,811	$16,819	$13,485

A reconciliation of income taxes at the federal statutory rate to the preceding provisions (benefit) follows:

In thousands	2005	2004	2003
Taxes at statutory rate	$21,789	$20,684	$14,228
Additional depletion	(5,387)	(4,693)	(3,552)
State income taxes	1,159	1,023	405
Nontaxable insurance benefits	(772)	(772)	(872)
Other – net	22	577	3,276

	$16,811	$16,819	$13,485

The components of the net deferred tax liability at May 31 are summarized below.

In thousands	2005	2004
Deferred tax assets
Deferred compensation	$10,394	$10,209
Inventory costs	2,834	3,595
Accrued expenses not currently tax deductible	8,146	16,739
Other comprehensive income	4,159	2,414
Alternative minimum tax credit carryforward	15,845	12,969
Net operating loss carryforward	—	28,135

Total deferred tax assets	41,378	74,061
Deferred tax liabilities
Property, plant and equipment	33,768	32,145
Goodwill	8,150	9,672
Deferred real estate gains	4,809	5,590
Other	3,910	4,324

Total deferred tax liabilities	50,637	51,731

Net deferred tax liability (asset)	9,259	(22,330)
Less current deferred tax asset	(12,959)	(17,439)

Long-term deferred tax liability (asset)	$22,218	$(4,891)

The Company received income tax refunds of $400,000 in 2004 and $2.8 million in 2003 and made income tax payments of $8.9 million, $1.6 million and $2.8 million in 2005, 2004 and 2003, respectively.

The Company fully utilized its federal net operating loss carryforwards in 2005. As of May 31, 2005, the Company had an alternative minimum tax credit carryforward of $15.8 million. The credit, which does not expire, is available for offset against future regular federal income tax. Management believes it is more likely than not that its deferred tax assets will be realized.

The American Jobs Creation Act of 2004, among other things, allows a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. The Company is currently evaluating the impact of the new law on its future taxable income. For financial reporting purposes, any deductions for qualified domestic production activities will be accounted for as a special deduction rather than as a rate reduction.

LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES

The Company is subject to federal, state and local environmental laws and regulations concerning, among other matters, air emissions, furnace dust disposal and wastewater discharge. The Company believes it is in substantial compliance with applicable environmental laws and regulations; however, from time to time the Company receives claims from federal and state environmental regulatory agencies and entities asserting that the Company is or may be in violation of certain environmental laws and regulations. Based on its experience and the information currently available to it, the Company believes that such claims will not have a material impact on its financial condition or results of operations. Despite the Company’s compliance and experience, it is possible that the Company could be held liable for future charges which might be material but are not currently known or estimable. In addition, changes in federal or state laws, regulations or requirements or discovery of currently unknown conditions could require additional expenditures by the Company.

The Company and its subsidiaries are defendants in lawsuits which arose in the normal course of business. In management’s judgment the ultimate liability, if any, from such legal proceedings will not have a material effect on the consolidated financial position or results of operations of the Company.

In connection with the Company’s spin-off of Chaparral, the Company entered into a separation and distribution agreement and a tax sharing and indemnification agreement with Chaparral. In these agreements, the Company has indemnified Chaparral against, among other things, any liabilities arising out of the businesses, assets or liabilities retained by the Company and any taxes imposed on Chaparral in connection with the spin-off that result from the Company’s breach of its covenants in the tax sharing and indemnification agreement. Chaparral has indemnified the Company against, among other things, any liabilities arising out of the businesses, assets or liabilities transferred to Chaparral and any taxes imposed on the Company in connection with the spin-off that result from Chaparral’s breach of its covenants in the tax sharing and indemnification agreement.

The Company and Chaparral have made certain covenants to each other in connection with the spin-off that prohibit the Company and Chaparral from taking certain actions. Pursuant to these covenants: (1) neither the Company nor Chaparral will liquidate, merge, or consolidate with any other person, sell, exchange, distribute or otherwise dispose of our assets (or those of certain of our subsidiaries) except in the ordinary course of business, or enter into any substantial negotiations, agreements, or arrangements, or arrangements with respect to any such transaction, during the six months following the distribution date of July 29, 2005; (2) the Company and Chaparral will, for a minimum of two years after the distribution date, continue the active conduct of the cement or steel business, respectively; (3) neither the Company nor Chaparral will repurchase its stock for two years following the distribution except in certain circumstances permitted by the IRS; (4) the Company and Chaparral will not take any actions inconsistent with the representations made in the separation and distribution agreement or in connection with the issuance by the Company’s tax counsel of its tax opinion with respect to the spin-off; and (5) the Company and Chaparral will not take or fail to take any other action that would result in any tax being imposed on the spin-off. The Company or Chaparral may take actions inconsistent with these covenants if it obtains an unqualified opinion of counsel or a private letter ruling from the IRS that such actions will not cause the spin-off to become taxable, except that Chaparral may not, under any circumstances, take any action described in (1) above.

INCENTIVE PLANS

All personnel employed as of May 31 and not subject to production-based incentive awards share in the pretax income of the Company for the year then ended based on predetermined formulas. The duration of most of the plans is one year. Certain executives are additionally covered under a three-year plan. All plans are subject to annual review by the Company’s Board of Directors. Incentive compensation included in selling, general and administrative expense was $10.8 million in 2005, $6.7 million in 2004 and $1.3 million in 2003.

RETIREMENT PLANS

Substantially all employees of the Company are covered by a series of defined contribution retirement plans. The amount of pension expense charged to costs and expenses for these plans was $3.5 million in 2005, $2.8 million in 2004 and $3.8 million in 2003. It is the Company’s policy to fund the plans to the extent of charges to income.

Approximately 600 employees and retirees of Riverside Cement Company are covered by a defined benefit pension plan and a postretirement health benefit plan. The amount of the defined benefit pension plan and postretirement health benefit plan expense charged to costs and expenses was as follows:

	Defined Pension Benefit			Health Benefit
In thousands	2005	2004	2003	2005	2004	2003
Service cost	$436	$915	$780	$91	$269	$105
Interest cost	2,575	2,363	2,426	494	767	309
Expected return on plan assets	(2,441)	(2,011)	(2,116)	—	—	—
Amortization of prior service cost	—	—	—	(845)	(346)	—
Amortization of net actuarial loss	500	932	216	904	840	—

	$1,070	$2,199	$1,306	$644	$1,530	$414

Weighted average assumptions used to determine net cost
Assumed discount rate	6.60%	6.00%	7.25%	6.60%	6.00%	7.25%
Assumed long-term rate of return on pension plan assets	8.50%	8.50%	8.50%	—	—	—
Average long-term pay progression	3.80%	3.80%	3.80%	—	—	—

The Company contributes amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as are considered appropriate. The Company expects to make a contribution of $3.0 million in 2006.

Obligation and asset data for the defined benefit pension plan and health benefit plan at May 31, 2005 were as follows:

	Defined Pension Benefit		Health Benefit
In thousands	2005	2004	2005	2004
Change in projected benefit obligation
Benefit obligation at beginning of year	$39,526	$39,296	$7,666	$12,760
Service cost	436	915	91	269
Interest cost	2,575	2,363	494	767
Participant’s contributions	—	—	122	62
Benefits paid	(1,939)	(1,637)	(524)	(525)
Plan amendments	—	—	—	(6,392)
Actuarial loss (gain)	6,052	(1,411)	(1,325)	725

Benefit obligation at end of year	$46,650	$39,526	$6,524	$7,666

Change in plan assets
Fair value of plan assets at beginning of year	$26,801	$23,429	$—	$—
Actual return on plan assets	2,445	3,509	—	—
Employer contribution	4,100	1,500	402	463
Benefits paid	(1,939)	(1,637)	(402)	(463)

Fair value of plan assets at end of year	$31,407	$26,801	$—	$—

Reconciliation of funded status
Funded status	$(15,243)	$(12,725)	$(6,524)	$(7,666)
Unrecognized net actuarial loss	14,260	8,712	10,107	12,336
Unrecognized prior service cost	—	—	(9,803)	(10,648)

Net accrued benefit cost at end of year	$(983)	$(4,013)	$(6,220)	$(5,978)

Amounts recognized in the balance sheet
Accrued benefit cost	$(983)	$(4,013)	$(6,220)	$(5,978)
Additional minimum liability	(11,882)	(6,896)	—	—
Pension liability adjustment	11,882	6,896	—	—

Net amount recognized at end of year	$(983)	$(4,013)	$(6,220)	$(5,978)

Accumulated benefit obligation	$44,272	$37,709	$—	$—

Weighted average assumptions used to determine benefit obligations
Assumed discount rate	5.40%	6.60%	5.40%	6.60%
Average long-term pay progression	3.00%	3.80%	—	—

The estimated future benefit payments for each of the five succeeding years are $2.0 million, $2.1 million, $2.2 million, $2.3 million and $2.5 million and for the five-year period thereafter an aggregate of $14.9 million.

The plan fiduciaries set the long-term strategic investment objectives for the defined benefit pension plan assets. The objectives include preserving the funded status of the trust and balancing risk and return. The fiduciaries engaged external consultants to conduct an asset and liability study in order to determine the most appropriate investment strategy and asset mix for the plan assets. The expected long-term rate of return on plan assets of 8.5% for 2005 was determined by considering historical and expected returns for each asset class as identified in the asset and liability study and the effect of periodic target asset allocation rebalancing. The long-term rate of inflation was assumed to average 4%. Fixed income returns are expected to exceed the inflation rate by 2% and equity security returns are expected to exceed fixed income returns by 5%.

The actual defined benefit pension plan asset allocation at May 31, 2005 and 2004, and the target asset allocation for 2006, by asset category were as follows:

% of Plan Assets	2005	2004	Target 2006
Fixed income securities	41%	42%	45%
Equity securities	59%	58%	55%

	100%	100%	100%

The health benefit plan provisions were amended in 2003 for non-union active employees such that a non-union active employee who did not retire on or before December 31, 2003 is no longer eligible for any postretirement medical and/or life insurance benefits. Additional plan changes effective January 1, 2005 and January 1, 2007 reduce the percentage of the annual cost of the retiree’s and dependent’s health insurance to be paid by the Company and set a limit on the total annual cost the Company will incur.

The assumed health care cost trend rates attributed to all participant age groups were 11% for 2005 and 10% for 2006, declining to an ultimate trend rate of 6% in 2009. Increasing or decreasing health care cost trend rates by one percentage point would have increased or decreased the health benefit obligation at May 31, 2005 by approximately $300,000 and the 2005 plan expense by approximately $30,000.

The effect of the U.S. Medicare Prescription Drug Improvement and Modernization Act of 2003 was incorporated in the measurement of the plan benefit obligation at May 31, 2005. The estimated future benefit payments for each of the five succeeding years are $400,000 per year and for the five-year period thereafter an aggregate of $2.2 million.

The Company has a series of financial security plans (“FSP”) that are non-qualified defined benefit plans providing retirement and death benefits to substantially all of the Company’s executive and key managerial employees. The plans are contributory but not funded.

The amount of FSP benefit expense and the projected FSP benefit obligation are determined using assumptions as of the end of the year. The weighted-average discount rate used was 6% in 2005 and 7% in 2004. Actuarial gains or losses are recognized when incurred, and therefore, the end of year benefit obligation is the same as the accrued benefit costs recognized in the balance sheet. The amount of FSP benefit expense charged to costs and expenses was as follows:

In thousands	2005	2004	2003
Service cost	$2,420	$1,458	$1,488
Interest cost	1,560	1,404	1,323
Amortization of transition amount	164	171	171
Recognized actuarial loss (gain)	3,072	646	(137)
Participant contributions	(273)	(297)	(277)

	$6,943	$3,382	$2,568

The following provides a reconciliation of the FSP benefit obligation.

In thousands	2005	2004
Change in projected benefit obligation
Benefit obligation at beginning of year	$20,187	$18,213
Service cost	2,420	1,458
Interest cost	1,560	1,404
Amortization of transition amount	164	171
Recognized actuarial loss	3,072	646
Transferred from Chaparral	1,915	—
Benefits paid	(2,149)	(1,705)

Benefit obligation/funded status at end of year	$27,169	$20,187

The estimated future benefit payments for each of the five succeeding years are $2.4 million, $2.2 million, $2.2 million, $2.6 million and $2.9 million and for the five-year period thereafter an aggregate of $17.8 million.

DISCONTINUED OPERATIONS

On December 15, 2004, the Company’s board of directors adopted a plan to spin-off the Company’s steel operations, which was completed on July 29, 2005. In anticipation of the spin-off, the Company entered into the following transactions:

The Company formed Chaparral Steel Company as a wholly-owned subsidiary. On June 25, 2005, the Company contributed to Chaparral all of its subsidiaries engaged in the steel business. On July 6, 2005, the Company contributed or transferred to Chaparral real estate and transportation assets used in the steel business. Chaparral assumed all liabilities arising out of the steel business and the transferred assets.

At various times the Company settled intercompany indebtedness between and among the Company and its subsidiaries, including its subsidiaries engaged in the steel business. The Company settled these accounts through offsets, contributions of such indebtedness to the capital of the debtor subsidiaries and other non-cash transfers. By the effective date of the spin-off, the Company had contributed to the capital of Chaparral and its subsidiaries the net intercompany indebtedness owed to it by Chaparral and its subsidiaries (approximately $494.3 million at May 31, 2005).

On July 6, 2005, the Company issued $250 million principal amount of its 7.25% Senior Notes, entered into a new $200 million senior secured credit facility with a syndicate of lenders, and terminated its then existing credit facility. The Company received net proceeds from the note offering of $245.0 million. The terms of the new 7.25% Senior Notes and credit facility are more fully described in the “Long-term Debt” footnote on pages 11 and 12.

On July 6, 2005, Chaparral issued $300 million principal amount of senior notes and entered into a new $150 million credit facility. Chaparral used the net proceeds from its note offering and borrowings under its credit facility to pay the Company a dividend of $341.1 million.

On July 6, 2005, the Company used the net proceeds from its offering of notes, the dividend paid by Chaparral and existing cash to purchase for cash all of its outstanding $600 million principal amount of 10.25% Senior Notes. The Company paid a total of $699.5 million to the holders of the 10.25% Senior Notes, which was comprised of $600 million of principal, $3.6 million of accrued interest and $95.9 million of make-whole premiums and consent fees.

As a consequence of the spin-off:

On July 29, 2005, Chaparral became an independent, public company. The Company has no further ownership interest in Chaparral or in any steel business, and Chaparral has no ownership interest in the Company. In addition, Chaparral is not a guarantor of any of the Company’s indebtedness nor is the Company a guarantor of any Chaparral indebtedness. The Company’s relationship with Chaparral is now governed by a separation and distribution agreement and the ancillary agreements described in that agreement. The terms of the agreements are more fully described in the “Legal Proceedings and Contingent Liabilities” note on page 16.

In the first quarter of fiscal year 2006 the Company will record a charge of approximately $107.0 million related to the early retirement of the 10.25% Senior Notes and old credit facility and an estimated charge of approximately $6.2 million consisting of the expenses of the spin-off.

As a result of the spin-off of Chaparral, the consolidated balance sheets of the Company as of May 31, 2005 and 2004, the related consolidated statements of operations and cash flows for the years ended May 31, 2005, 2004 and 2003, and the related notes thereto have been reclassified to present the steel business as a discontinued operation. Interest expense has been allocated to discontinued operations based on the amount of the Company’s consolidated debt attributable to the steel operations. The total amount of interest allocated was $47.3 million in 2005, $49.6 million in 2004 and $31.1 million in 2003.

Summarized financial information for discontinued operations is presented below:

In thousands	2005	2004	2003
Net sales	$1,116,376	$905,324	$645,991
Costs and expenses	994,692	912,875	727,032

Income (loss) before income taxes	121,684	(7,551)	(81,041)
Income taxes (benefit)	42,605	(2,693)	(29,679)

	79,079	(4,858)	(51,362)
Cumulative effect of accounting change - net of income taxes	—	480	—

Income (loss) from discontinued operations	$79,079	$(4,378)	$(51,362)

The following is a summary of the assets and liabilities of discontinued operations at May 31, 2005 and 2004.

In thousands	2005	2004
Assets
Current assets	$393,417	$292,308
Property, plant and equipment – net	628,457	650,840
Goodwill	85,167	85,167
Other assets	7,586	4,582

	1,114,627	1,032,897
Liabilities
Current liabilities	130,757	94,926
Long-term debt	—	—
Deferred income taxes and other credits	147,770	139,618

	278,527	234,544

Net assets of discontinued operations	$836,100	$798,353

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On July 6, 2005, Texas Industries, Inc. (the parent company) issued $250 million principal amount of its 7.25% Senior Notes. All consolidated subsidiaries of the parent company are 100% owned and excluding its Chaparral subsidiaries and minor subsidiaries without operations or material assets, provide a joint and several, full and unconditional guarantee of the securities. There are no significant restrictions on the parent company’s ability to obtain funds from any of the guarantor subsidiaries in the form of a dividend or loan. Additionally, there are no significant restrictions on a guarantor subsidiary’s ability to obtain funds from the parent company or its direct or indirect subsidiaries.

The following condensed consolidating balance sheets, statements of operations and statements of cash flows are provided for the parent company, all guarantor subsidiaries and all non-guarantor subsidiaries. The information has been presented as if the parent company accounted for its ownership of the guarantor and non-guarantor subsidiaries using the equity method of accounting.

In thousands	Texas Industries, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Condensed consolidating balance sheet at May 31, 2005

Cash and cash equivalents	$241,287	$10,313	$—	$—	$251,600
Accounts receivable - net	—	117,363	—	—	117,363
Intercompany receivables	240,978	15,360	—	(256,338)	—
Inventories	—	83,291	—	—	83,291
Deferred income taxes and prepaid expenses	698	28,056	—	—	28,754

Total current assets	482,963	254,383	—	(256,338)	481,008
Goodwill	—	61,307	—	—	61,307
Real estate and investments	—	100,200	—	—	100,200
Deferred income taxes, intangibles and other charges	18,077	10,287	—	(793)	27,571
Net assets of discontinued operations	(12,891)	489,720	359,764	(493)	836,100
Investment in subsidiaries	1,221,131	—	—	(1,221,131)	—
Long-term intercompany receivables	50,000	—	—	(50,000)	—
Property, plant and equipment – net	—	412,653	—	—	412,653

Total assets	$1,759,280	$1,328,550	$359,764	$(1,528,755)	$1,918,839

Accounts payable	$297	$57,725	$—	$—	$58,022
Intercompany payables	15,360	240,978	—	(256,338)	—
Accrued interest, wages and other items	11,084	38,365	—	—	49,449
Current portion of long-term debt	680	8	—	—	688

Total current liabilities	27,421	337,076	—	(256,338)	108,159
Long-term debt	602,747	379	—	—	603,126
Convertible subordinated debentures	199,937	—	—	—	199,937
Long-term intercompany payables	—	50,000	—	(50,000)	—
Deferred income taxes and other credits	1,608	79,235	—	(793)	80,050
Shareholders’ equity	927,567	861,860	359,764	(1,221,624)	927,567

Total liabilities and shareholders’ equity	$1,759,280	$1,328,550	$359,764	$(1,528,755)	$1,918,839

In thousands	Texas Industries, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Condensed consolidating balance sheet at May 31, 2004

Cash and cash equivalents	$134,813	$(1,760)	$—	$—	$133,053
Accounts receivable - net	—	108,364	—	—	108,364
Intercompany receivables	122,357	15,395	—	(137,752)	—
Inventories	—	89,373	—	—	89,373
Deferred income taxes and prepaid expenses	37	31,516	—	—	31,553

Total current assets	257,207	242,888	—	(137,752)	362,343
Goodwill	—	61,307	—	—	61,307
Real estate and investments	—	42,430	—	—	42,430
Deferred income taxes, intangibles and other charges	53,740	10,660	—	(25,141)	39,259
Net assets of discontinued operations	156,381	362,608	279,364	—	798,353
Investment in subsidiaries	1,078,895	—	—	(1,078,895)	—
Long-term intercompany receivables	50,000	—	—	(50,000)	—
Property, plant and equipment - net	—	413,546	—	(737)	412,809

Total assets	$1,596,223	$1,133,439	$279,364	$(1,292,525)	$1,716,501

Accounts payable	$35	$53,463	$—	$—	$53,498
Intercompany payables	15,395	122,357	—	(137,752)	—
Accrued interest, wages and other items	6,023	32,809	—	—	38,832
Current portion of long-term debt	680	19	—	—	699

Total current liabilities	22,133	208,648	—	(137,752)	93,029
Long-term debt	598,027	385	—	—	598,412
Convertible subordinated debentures	199,937	—	—	—	199,937
Long-term intercompany payables	—	50,000	—	(50,000)	—
Deferred income taxes and other credits	14,142	74,372	—	(25,375)	63,139
Shareholders’ equity	761,984	800,034	279,364	(1,079,398)	761,984

Total liabilities and shareholders’ equity	$1,596,223	$1,133,439	$279,364	$(1,292,525)	$1,716,501

Condensed consolidating statement of operations for year ended May 31, 2005

Net sales	$—	$834,803	$—	$—	$834,803
Costs and expenses (income)
Cost of products sold	—	692,429	—	(15)	692,414
Selling, general and administrative	1,402	77,032	—	—	78,434
Interest	70,592	3,715	—	(50,774)	23,533
Loss on debt retirements and spin-off charges	894	—	—	—	894
Other income	(3,411)	(19,316)	—	—	(22,727)
Intercompany other income	(50,774)	—	—	50,774	—

	18,703	753,860	—	(15)	772,548

Income (loss) before the following items	(18,703)	80,943	—	15	62,255
Income taxes (benefit)	(5,750)	22,556	—	5	16,811

	(12,953)	58,387	—	10	45,444
Income from discontinued operations - net of income taxes	—	(1,320)	80,399	—	79,079
Accounting change - net of income taxes	—	—	—	—	—
Equity in earnings (loss) of subsidiaries	137,476	—	—	(137,476)	—

Net income (loss)	$124,523	$57,067	$80,399	$(137,466)	$124,523

In thousands	Texas Industries, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Condensed consolidating statement of operations for year ended May 31, 2004

Net sales	$—	$767,179	$—	$—	$767,179
Costs and expenses (income)
Cost of products sold	—	637,362	—	(15)	637,347
Selling, general and administrative	1,813	72,965	36	—	74,814
Interest	70,493	6,903	31	(53,325)	24,102
Loss on debt retirements and spin-off charges	12,302	—	—	—	12,302
Other income	(35,221)	(5,261)	—	—	(40,482)
Intercompany other income	(53,161)	(181)	(29)	53,371	—

	(3,774)	711,788	38	31	708,083

Income (loss) before the following items	3,774	55,391	(38)	(31)	59,096
Income taxes (benefit)	(10,892)	27,735	(13)	(11)	16,819

	14,666	27,656	(25)	(20)	42,277
Income from discontinued operations - net of income taxes	—	(1,381)	(2,902)	(95)	(4,378)
Accounting change - net of income taxes	—	(1,551)	—	—	(1,551)
Equity in earnings (loss) of subsidiaries	21,682	—	—	(21,682)	—

Net income (loss)	$36,348	$24,724	$(2,927)	$(21,797)	$36,348

Condensed consolidating statement of operations for year ended May 31, 2003

Net sales	$—	$718,118	$—	$—	$718,118
Costs and expenses (income)
Cost of products sold	—	596,775	—	(38)	596,737
Selling, general and administrative	969	66,889	2,808	—	70,666
Interest	55,101	7,221	1,653	(49,148)	14,827
Loss on debt retirements and spin-off charges	—	—	—	—	—
Other income	(73)	(4,689)	—	—	(4,762)
Intercompany other income	(58,466)	(3,837)	(1,875)	64,178	—

	(2,469)	662,359	2,586	14,992	677,468

Income (loss) before the following items	2,469	55,759	(2,586)	(14,992)	40,650
Income taxes (benefit)	864	18,774	(905)	(5,248)	13,485

	1,605	36,985	(1,681)	(9,744)	27,165
Income from discontinued operations - net of income taxes	—	(681)	(60,483)	9,802	(51,362)
Accounting change – net of income taxes	—	—	—	—	—
Equity in earnings (loss) of subsidiaries	(25,802)	—	—	25,802	—

Net income (loss)	$(24,197)	$36,304	$(62,164)	$25,860	$(24,197)

In thousands	Texas Industries, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Condensed consolidating statement of cash flows for year ended May 31, 2005

Continuing Operations
Cash provided (used) by continuing operating activities	$78,752	$110,609	$—	$(44,941)	$144,420

Investing activities
Capital expenditures	—	(46,178)	—	—	(46,178)
Proceeds from asset disposals	—	7,135	—	—	7,135
Investments in life insurance contracts	—	(58,797)	—	—	(58,797)
Other - net	—	(677)	—	—	(677)

Cash provided (used) by continuing investing activities	—	(98,517)	—	—	(98,517)

Financing activities
Long-term borrowings	—	—	—	—	—
Debt retirements	(680)	(19)	—	—	(699)
Debt issuance costs	(39)	—	—	—	(39)
Debt retirement costs	—	—	—	—	—
Interest rate swap terminations	(6,315)	—	—	—	(6,315)
Stock option exercises	41,399	—	—	—	41,399
Common dividends paid	(6,643)	—	—	—	(6,643)
Other - net	—	—	—	—	—

Cash provided (used) by continuing financing activities	27,722	(19)	—	—	27,703

Net Cash Provided (Used) by Continuing Operations	106,474	12,073	—	(44,491)	73,606

Discontinued Operations
Cash provided (used) by discontinued operating activities	—	1,585	26,578	44,941	73,104
Cash provided (used) by discontinued investing activities	—	(1,585)	(26,578)	—	(28,163)
Cash provided (used) by discontinued financing activities	—	—	—	—	—

Net Cash Provided (Used) by Discontinued Operations	—	—	—	44,941	44,941

Increase (decrease) in cash and cash equivalents	106,474	12,073	—	—	118,547

Cash and cash equivalents at beginning of year	134,813	(1,760)	—	—	133,053

Cash and cash equivalents at end of year	$241,287	$10,313	$—	$—	$251,600

In thousands	Texas Industries, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Condensed consolidating statement of cash flows for year ended May 31, 2004

Continuing Operations
Cash provided (used) by continuing operating activities	$(12,579)	$10,184	$—	$1,400	$(995)

Investing activities
Capital expenditures	—	(15,887)	—	—	(15,887)
Proceeds from asset disposals	37,858	9,385	—	—	47,243
Investments in life insurance contracts	—	(1,162)	—	—	(1,162)
Other - net	—	(2,875)	—	—	(2,875)

Cash provided (used) by continuing investing activities	37,858	(10,539)	—	—	27,319

Financing activities
Long-term borrowings	718,097	—	—	—	718,097
Debt retirements	(592,278)	(120)	—	—	(592,398)
Debt issuance costs	(16,378)	—	—	—	(16,378)
Debt retirement costs	(8,605)	—	—	—	(8,605)
Interest rate swap terminations	8,358	—	—	—	8,358
Stock option exercises	2,541	—	—	—	2,541
Common dividends paid	(6,336)	—	—	—	(6,336)
Other - net	(26)	—	—	—	(26)

Cash provided (used) by continuing financing activities	105,373	(120)	—	—	105,253

Net Cash Provided (Used) by Continuing Operations	130,652	(475)	—	1,400	131,577

Discontinued Operations
Cash provided (used) by discontinued operating activities	—	265	13,803	(1,400)	12,668
Cash provided (used) by discontinued investing activities	—	(265)	(13,803)	—	(14,068)
Cash provided (used) by discontinued financing activities	—	—	—	—	—

Net Cash Provided (Used) by Discontinued Operations	—	—	—	(1,400)	(1,400)

Increase (decrease) in cash and cash equivalents	130,652	(475)	—	—	130,177

Cash and cash equivalents at beginning of year	4,161	(1,285)	—	—	2,876

Cash and cash equivalents at end of year	$134,813	$(1,760)	$—	$—	$133,053

In thousands	Texas Industries, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Condensed consolidating statement of cash flows for year ended May 31, 2003

Continuing Operations
Cash provided (used) by continuing operating activities	$(1,922)	$24,658	$—	$31,179	$53,915

Investing activities
Capital expenditures	—	(32,327)	—	—	(32,327)
Proceeds from asset disposals	—	11,258	—	—	11,258
Investments in life insurance contracts	—	(713)	—	—	(713)
Other - net	—	2,961	—	—	2,961

Cash provided (used) by continuing investing activities	—	(18,821)	—	—	(18,821)

Financing activities
Long-term borrowings	366,640	—	—	—	366,640
Debt retirements	(370,320)	(1,024)	—	—	(371,344)
Debt issuance costs	(1,458)	—	—	—	(1,458)
Debt retirement costs	—	—	—	—	—
Interest rate swap terminations	—	—	—	—	—
Stock option exercises	512	—	—	—	512
Common dividends paid	(6,315)	—	—	—	(6,315)
Other - net	(2)	(1,959)	—	—	(1,961)

Cash provided (used) by continuing financing activities	(10,943)	(2,983)	—	—	(13,926)

Net Cash Provided (Used) by Continuing Operations	(12,865)	2,854	—	31,179	21,168

Discontinued Operations
Cash provided (used) by discontinued operating activities	—	1,484	23,898	(31,179)	(5,797)
Cash provided (used) by discontinued investing activities	—	(983)	(22,282)	—	(23,265)
Cash provided (used) by discontinued financing activities	—	(501)	(1,616)	—	(2,117)

Net Cash Provided (Used) by Discontinued Operations	—	—	—	(31,179)	(31,179)

Increase (decrease) in cash and cash equivalents	(12,865)	2,854	—	—	(10,011)

Cash and cash equivalents at beginning of year	17,026	(4,139)	—	—	12,887

Cash and cash equivalents at end of year	$4,161	$(1,285)	$—	$—	$2,876

QUARTERLY FINANCIAL INFORMATION (Unaudited)

The following is a summary of quarterly financial information (in thousands except per share).

2005	Aug.	Nov.	Feb.	May
Net sales	$209,073	$194,598	$181,039	$250,093

Earnings
Income from continuing operations	$7,527	$9,742	$1,482	$26,693
Income from discontinued operations	28,356	21,215	14,508	15,000
Cumulative effect of accounting change	—	—	—	—

Net income	$35,883	$30,957	$15,990	$41,693

Per share
Basic earnings (loss)
Income from continuing operations	$.35	$.45	$.06	$1.17
Income (loss) from discontinued operations	1.33	.97	.65	.66
Cumulative effect of accounting change	—	—	—	—

Net income (loss)	$1.68	$1.42	$.71	$1.83

Diluted earnings (loss)
Income from continuing operations	$.34	$.43	$.06	$1.09
Income (loss) from discontinued operations	1.28	.93	.63	.57
Cumulative effect of accounting change	—	—	—	—

Net income (loss)	$1.62	$1.36	$.69	$1.66

2004	Aug.	Nov.	Feb.	May
Net sales	$196,372	$192,408	$166,280	$212,119

Earnings
Income from continuing operations	$97	$5,541	$21,830	$14,809
Income (loss) from discontinued operations	(14,251)	(11,998)	(941)	22,812
Cumulative effect of accounting change	(1,551)	—	—	—

Net income (loss)	$(15,705)	$(6,457)	$20,889	$37,621

Per share
Basic earnings (loss)
Income from continuing operations	$—	$.26	$1.03	$.70
Income (loss) from discontinued operations	(.67)	(.57)	(.04)	1.07
Cumulative effect of accounting change	(.07)	—	—	—

Net income (loss)	$(.74)	$(.31)	$.99	$1.77

Diluted earnings (loss)
Income from continuing operations	$—	$.26	$.96	$.67
Income (loss) from discontinued operations	(.67)	(.56)	(.04)	.92
Cumulative effect of accounting change	(.07)	—	—	—

Net income (loss)	$(.74)	$(.30)	$.92	$1.59

On February 29, 2004, the Company sold its Texas and Louisiana brick production facilities for a total pretax gain of $34.7 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Texas Industries, Inc.

We have audited the accompanying consolidated balance sheets of Texas Industries, Inc. and subsidiaries (the Company) as of May 31, 2005 and 2004, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended May 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Industries, Inc. and subsidiaries at May 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in the “Summary of Significant Accounting Policies” footnote to the consolidated financial statements, in fiscal year 2004 the Company changed its method of accounting for asset retirement obligations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Texas Industries, Inc. and subsidiaries’ internal control over financial reporting as of May 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated August 10, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas

August 10, 2005, except as to the

matters discussed in the last paragraph of the

“Discontinued Operations” footnote,

as to which the date is November 11, 2005